EXHIBIT 99.1

BTU International Reports First Quarter 2013 Results

NORTH BILLERICA, Mass., April 30, 2013 (GLOBE NEWSWIRE) -- BTU International, Inc. (Nasdaq:BTUI), a leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets, today announced its financial results for the first quarter ended on March 31, 2013.

First quarter net sales were $10.5 million, down 19.7 percent compared to $13.1 million in the preceding quarter, and down 35.5 percent compared to $16.3 million for the same quarter a year ago. Net loss for the first quarter of 2013 was $3.1 million, or ($0.33) per diluted share, compared to a net loss of $4.4 million, or ($0.47) per diluted share, in the preceding quarter, and compared to a net loss of $2.0 million, or ($0.21) per diluted share, in the first quarter of 2012.

Comments

Commenting on the company's performance, Paul J. van der Wansem, BTU chairman and CEO, said, "Our electronics business was the primary driver for our revenues during the quarter. In addition to our well established Pyramax™ product line, we booked and shipped the first units of our new Dynamo™ product platform. This platform was launched to provide reflow equipment to manufacturers with dedicated large-volume consumer electronics applications. In solar, we had little revenues as the industry remains in an overcapacity situation. We continue to be affected by under absorptions as well as inventory write-downs during the quarter and have instituted further steps to reduce expenses and manage the downturn in solar. We ended the quarter with a strong balance sheet with over $18 million of cash."

Outlook

"We expect second quarter revenues to be up, in the $13 million to $14 million range driven by strength in the electronics, parts and service business. During the second half of the year, we expect to see additional revenues from our nuclear business. Gross margins are expected to continue to be affected by under absorption in our factories, primarily in the U.S. Operating expenses for the second quarter of 2013 are expected to be essentially flat compared to the first quarter of 2013," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the second quarter of 2013, in a conference call to be held today, April 30, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-303-9139. A live and archived webcast of the conference call will be available on BTU's website at www.btu.com.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the electronics manufacturing and alternative energy markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in the manufacturing of solar cells and nuclear fuel. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected revenues, gross margins and operating expenses and financial performance for the second quarter of fiscal year 2013. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of April 30, 2013, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2013	April 1, 2012

Net sales	$ 10,503	$ 16,272
Costs of goods sold	7,773	11,049

Gross profit	2,730	5,223

Operating expenses:

Selling, general and administrative	4,653	5,413
Research, development and engineering	1,134	1,482

Operating loss	(3,057)	(1,672)

Interest income	12	20
Interest expense	(113)	(118)
Foreign exchange loss	(76)	(62)
Other income	41	--

Loss before provision (benefit) for income taxes	(3,193)	(1,832)

Provision (benefit) for income taxes	(69)	175

Net loss	$ (3,124)	$ (2,007)

Loss per share:
Basic	$ (0.33)	$ (0.21)
Diluted	$ (0.33)	$ (0.21)

Weighted average number of shares outstanding:
Basic shares	9,530,972	9,501,667
Effect of dilutive options	--	--

Diluted shares	9,530,972	9,501,667

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
Assets	2013	2012

Current assets
Cash and cash equivalents	$ 18,384	$ 20,218
Accounts receivable, net	7,624	9,623
Inventories	9,589	9,547
Other current assets	5,068	4,131

Total current assets	40,665	43,519

Property, plant and equipment, net	4,205	4,669

Other assets, net	625	481

Total assets	$ 45,495	$ 48,669

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$ 405	$ 400
Trade accounts payable	5,838	5,185
Other current liabilities	5,257	6,040

Total current liabilities	11,500	11,625

Long-term debt, less current portion	7,463	7,564

Total liabilities	18,963	19,189

Total stockholders' equity	26,532	29,480

Total liabilities and stockholders' equity	$ 45,495	$ 48,669
CONTACT: Peter Tallian
         Chief Operating Officer
         BTU International, Inc.
         Phone: (978) 667-4111